UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 28, 2008

KIDVILLE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-130110	76-0763470
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

163 E. 84th Street New York, NY (Address of Principal Executive Offices)	10028 (Zip Code)

Registrant’s telephone number, including area code:  (212) 772-8435

Longfoot Communications Corp.
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

On August 28, 2008 the Company’s board of directors and stockholders holding a majority in interest of the Company’s outstanding voting securities approved the Kidville, Inc. 2008 Incentive Compensation Plan (the “2008 Plan”).

9,000,000 shares of the Company’s common stock are reserved and available for delivery under the 2008 Plan.  If any shares subject to an award are forfeited, expire or otherwise terminate without issuance of shares, or are settled for cash or otherwise do not result in the issuance of shares, then the shares subject to such forfeiture, expiration, termination, cash settlement or non-issuance will again become available for awards under the 2008 Plan.  If any option or other award is exercised through the tendering of shares (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements, then only the net of the shares tendered or withheld will count towards the limit.  Awards issued in substitution for awards previously granted by a company acquired by the Company or one of our subsidiaries or affiliates, or with which the Company or one of our subsidiaries or affiliates combines, do not, under certain circumstances, reduce the limit on grants of awards under the 2008 Plan.

The persons eligible to receive awards under the 2008 Plan are the officers, directors, employees, consultants and other persons who provide services to the Company or any of its subsidiaries or affiliates.

The 2008 Plan is to be administered by a committee designated by the Company’s board of directors, consisting of not less than two directors; provided, however, that except as otherwise expressly provided in the 2008 Plan, the Company’s board of directors may exercise any power or authority granted to the committee under the 2008 Plan.  Subject to the terms of the 2008 Plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2008 Plan, construe and interpret the 2008 Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the 2008 Plan.

Under the 2008 Plan the committee is authorized to grant stock options (including both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash obligations and performance awards.

The committee may provide in an award agreement, or otherwise determine, that upon a “change in control” as defined in the 2008 Plan, (i) options and stock appreciation rights that previously were not vested or exercisable become immediately exercisable or (ii) that any restrictions applicable to restricted stock, deferred stock or other stock based awards immediately lapse.  In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

The Company’s board of directors may amend, alter, suspend, discontinue or terminate the 2008 Plan or the committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if that approval is required by law or regulation or under the rules of any stock exchange or quotation system on which the Company’s shares of common stock are then listed or quoted.

The foregoing summary is qualified in its entirety by reference to the 2008 Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 28, 2008 the Company’s board of directors and stockholders holding a majority in interest of the Company’s outstanding voting securities approved a restatement and amendment to the Company’s certificate of incorporation (the “Amended and Restated Charter”).  The Amended and Restated Charter restates the Company’s certificate of incorporation and amends it by (i) changing the corporate name of the Company from “Longfoot Communications Corp.” to “Kidville, Inc.” and (ii) deleting immaterial provisions contained therein.  The Amended and Restated Charter was filed with the Secretary of State of the State of Delaware on August 29, 2008.  The Amended and Restated Charter was effective when filed.

The foregoing summary is qualified in its entirety by reference to the Amended and Restated Charter, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 8.01. Other Events

On August 28, 2008 the Company’s board of directors and stockholders holding a majority in interest of the Company’s outstanding voting securities approved a change in the Company’s corporate name from “Longfoot Communications Corp” to “Kidville, Inc.”  An amendment to the Company’s certificate of incorporation to effectuate the corporate name change was filed with the Secretary of State of the State of Delaware on August 29, 2008.  The amendment was effective when filed.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

        Exhibit No.    Description

        3.1          Third Amended and Restated Certificate of Incorporation.

        10.1        The Kidville, Inc. 2008 Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Kidville, Inc.
(Registrant)

Date     August 29, 2008

By:  /s/ Andy Stenzler
Name:  Andy Stenzler
Title:    Chairman and Chief Executive Officer